News Release

Number 6, 2003

RESIN SYSTEMS GRANTS SHARE OPTIONS TO INVESTOR RELATIONS CONSULTANT

Symbol:

RS – TSX Venture

Edmonton, Alberta, March 14, 2003: Resin Systems Inc. ("RSI"), a chemical technology company, today announced that it has granted The Howard Group Inc. an option to acquire 50,000 common shares of RSI at an exercise price of $0.89 per share until March 13, 2006.  The Howard Group Inc. provides investor relations services to RSI.

Resin Systems Inc. is a chemical technology company that is actively engaged in the commercialization and further development of its proprietary line of unique, polyurethane based, composite resin systems under the Version™ brand name.  RSI's common shares are listed on the TSX Venture Exchange under the trading symbol "RS".

For more information please contact:

Greg Pendura President and Chief Executive Officer Resin Systems Inc. Ph: (780) 482-1953 Fax: (780) 452-8755 Email: greg@resinsystemsinc.com www.resinsystemsinc.com	Grant Howard The Howard Group Inc. Ph: (403) 221-0915 Fax: (403) 237-8387 Email: howardg@howardgroupinc.com www.howardgroupinc.com

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

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